Exhibit 5.1

May 29, 2013

TriState Capital Holdings, Inc.

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, PA 15219

Gentlemen:

We have acted as counsel for TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission (the “SEC”) by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of 4,000,000 shares of the Company’s common stock, without par value per share (the “Common Stock”), issuable under the TriState Capital Holdings, Inc. 2006 Stock Option Plan, as amended (the “Plan”)

In connection with this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the Registration Statement on Form S-8 (the “Registration Statement”) relating to the Common Stock, as filed with the SEC; (b); the Plan; (c) the Articles of Incorporation of the Company, as amended; (d) the By-Laws of the Company, as amended, and (e) such other documents, instruments, certificates, legal opinions, and corporate records, and such statutes, regulations and decisions and questions of law, as we have deemed necessary or appropriate in order to enable us to render an informed opinion as to the matters set forth herein.

The opinions hereinafter expressed are subject to the following qualifications and assumptions:

(i)	In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of all documents submitted to us as copies of the originals thereof.

(ii)	As to the accuracy of certain factual matters, we have relied on the certificates of officers of the Company and certificates, letters, or statements of public officials.

(iii)	We express no opinion on the laws of any jurisdiction other than the United States of America and the Pennsylvania Business Corporation Law.

Based upon and subject to the foregoing, we are pleased to advise you that, insofar as the laws of the Commonwealth of Pennsylvania and the United States of America are concerned, it is our opinion that the 4,000,000 shares of Common Stock to be issued in accordance with the Plan, have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable.

TriState Capital Holdings, Inc.

May 29, 2013

Page Two

This opinion is based upon the laws of the Commonwealth of Pennsylvania and the United States of America as now in effect, and we express no opinion on the laws of any other jurisdiction. The opinions herein are given as of the date hereof. We assume no obligation to update or supplement any of the opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. No opinion may be inferred or implied beyond the matters expressly stated herein, and our opinion expressed herein must be read in conjunction with the assumptions, limitations, exceptions and qualifications set forth herein.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or any of the rules and regulations promulgated thereunder

Very truly yours,

/s/ Keevican Weiss Bauerle & Hirsch LLC
KEEVICAN WEISS BAUERLE & HIRSCH LLC